EXHIBIT (H)(9)
                                                                  --------------

                      SECOND AMENDMENT TO LICENSE AGREEMENT

                              GRANT OF EXCLUSIVITY

     THIS SECOND AMENDMENT TO LICENSE AGREEMENT (the "Amendment"), dated January 1, 2004, amends that certain License Agreement, dated as of February 23, 1996, as amended by the First Amendment to License Agreement (the "License Agreement"), by and between the Pacific Exchange, Inc. ("PSE") and North Track Funds, successor in interest to Principal Preservation Portfolios, Inc. ("North Track"), on behalf of its series known as the PSE Tech 100 Index Portfolio.

                                   WITNESSETH

     WHEREAS, North Track and PSE wish to further amend the License Agreement to, among other things, make the license granted by PSE to North Track in the License Agreement exclusive until the end of the term of the License Agreement, including, at North Track's option, the three (3) year renewal period that would extend the License Agreement term through February 28, 2008.

                                    AGREEMENT

     NOW, THEREFORE, in consideration for the mutual promises and covenants of the parties set forth herein and in the License Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the parties hereto agree as follows:

     1. Definition of Terms. Except as specifically defined otherwise in this Amendment, capitalized terms used herein shall have the meanings defined for them in the License Agreement.

     2. Grant of Exclusive License. PSE agrees that, until the end of the term of the License Agreement as set forth in the First Amendment to license Agreement in Section 2 (the "Exclusive Period"), the license granted to North Track in the License Agreement shall be exclusive to North Track, meaning that, during the Exclusive Period, PSE will not grant any license or any other authority for any other person or party to use and refer to the PSE Tech and PSE Marks or any other stock index trade names and service marks that PSE may compile, establish or maintain that could be considered confusingly similar to the PSE Tech or PSE Marks when used in connection with the organization, establishment, registration, marketing, promotion or offer or sale of the shares of (or any other interest(s) in) any mutual fund, investment company or other pooled investment vehicle which is modeled after, or seeks to replicate or track the performance results of, the PSE Technology Index. PSE represents and warrants to North Track that, as of the date of this Agreement, PSE has not granted any such license or authority to any person other than North Track, and has no contractual, legal or other obligation to do so.


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     The parties acknowledge that the license granted to North Track in the
License Agreement applies only to mutual fund, investment company, or other pooled investment vehicles modeled after, or seeking to replicate or track the performance results of the PSE Technology Index, and not to annuities, other futures products or other non-mutual fund, non-investment company, or non-pooled investment vehicle products modeled after, or seeking to replicate or track the performance results of the PSE Technology Index which PSE may develop and license to other third parties now or in the future.

     The parties acknowledge and agree that the restrictive covenant set forth in the first paragraph of this Section 2 of this Amendment is not intended to, and shall not be deemed to, restrict or otherwise limit PSE's authority to license or otherwise authorize an unregistered private investment fund or an "Exchange Traded Fund" (as defined below) that is modeled after, or seeks to replicate or track the performance results of, the PSE Technology Index to use the PSE Tech and PSE Marks in connection with their organization, establishment, registration, marketing, promotion and offer and sale of their shares.

     For purposes of this Amendment, "Exchange Traded Fund" means any closed-end unit investment trust or similar pooled investment vehicle; (a) which seeks to replicate or track the performance results of the PSE Technology Index; and (b) the shares or other interests of which are traded on a registered securities exchange.

     3. Additional License Fee for Exclusivity. As consideration for the exclusivity of the license during the Exclusive Period, North Track agrees that an exclusive license fee (the "Exclusivity Fee") shall be paid in addition to the license fee provided in Section 3 of the First Amendment to License Agreement. The amount of the Exclusivity Fee is based on a percentage of the assets of the Portfolio for the year, however the Exclusivity Fee will be paid in quarterly installments and calculated based on the Quarterly Average Net Asset Value of the assets of the Portfolio for the preceding quarter. The Quarterly Average Net Asset Value shall be calculated by averaging the daily ending balances for each business day of the quarter. The Exclusivity Fee shall be calculated as follows:

          o North Track will pay PSE a quarterly Exclusivity Fee of $5,000 if the Quarterly Average Net Asset Value of the Portfolio does not exceed $100,000,000;

          o if the Quarterly Average Net Asset Value of the Portfolio is greater than $100,000,000 but less than $750,000,000, North Track will pay PSE a quarterly installment of the Exclusivity Fee equal to 0.02% of average net assets of the PSE Tech 100 Index Portfolio. Therefore, if, for a given month the Quarterly Average Net Asset Value of the Portfolio is $600,000,000, North Track will pay PSE a quarterly installment of the Exclusivity Fee of $30,000 ($600,000,000 x 0.0002/4);


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

          o if the Quarterly Average Net Asset Value of the Portfolio is greater than $750,000,000 but less than $5,000,000,000, North Track will pay PSE a quarterly installment of the Exclusivity Fee equal to 0.02% of $750,000,000, plus 0.015% of average net assets of the PSE Tech 100 Index Portfolio in excess of $750,000,000. Therefore, If the Quarterly Average Net Asset Value of the Portfolio is $1,000,000,000, North Track will pay PSE a quarterly installment of the Exclusivity Fee of $46,875 ($750,000,000 x 0.0002/4 plus $250,000,00 x 0.00015/4); or

          o if the Quarterly Average Net Asset Value of the Portfolio is greater than $5,000,000,000, North Track will pay PSE a quarterly installment of the Exclusivity Fee equal to $196,875 (0.02% of $750,000,000/4 plus 0.015% $4,250,000,000/4), plus 0.01% of the assets in excess of $5,000,000,000. Therefore, If the Quarterly Average Net Asset Value of the Portfolio is $6,000,000,000, North Track will pay PSE a quarterly installment of the Exclusivity Fee of $221,875 ($196,875 plus $1,000,000,000
               x 0.0001/4).

     4. Enforcement of Proprietary Rights. If PSE fails, within ninety (90) days following written notice from North Track, to fulfill its obligations under
Section 8 of the License Agreement with respect to any third party's unauthorized use of PSE Tech or the PSE Marks or any confusingly similar stock index trade names or service marks, then North Track shall have the right to recover from PSE the Exclusivity Fee theretofore paid by North Track pursuant to the License Agreement and this Amendment for all periods beginning after the date of this Amendment, and from and after the expiration of such ninety (90) day period, the license granted to North Track under the License Agreement automatically shall convert to a license free of the Exclusivity Fee for so long as the unauthorized third-party use continues. If such unauthorized third party use terminates, the Exclusivity Fee will be reinstated 90 days after such termination of third party use, provided that no unauthorized use of the PSE Tech or PSE Marks occur during such continuous period.

     5. Communication of Composition and Price of Index. PSE certifies that Dow Jones & Company, Inc. ("Dow Jones") [PSE to confirm name], as PSE's agent, presently is the sole and official source of communications and information regarding the composition of the PSE Index, changes in that composition, and prices of stocks included in the PSE Index, and as such [Dow Jones]'s publication and other notification of the composition of the PSE Index and of the price of stocks included in the PSE Index shall be binding and official. If PSE ever appoints a replacement for [Dow Jones] in this role, PSE shall provide North Track with at least thirty (30) days advanced written notice of the pending change and the identity of the new agent. PSE represents that North Track may rely on any such communication from the Official Compiler as the official composition and price of the PSE Index at the time of any such communication.



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

     All communications from the Official Compiler to North Track regarding the composition or prices of the PSE Index shall be given by internet access e-mail and directed to:

                               Mr. Donald Nesbitt
                              Director of Equities
                              dnesbitt@ziegler.com

                                       and

                                Mr. Robert Ollech
                                Portfolio Manager
                               rollech@ziegler.com

                                       and

                              Mr. Mikhail Alkhazov
                                 Equity Analyst
                              malkhazov@ziegler.com

     6. Notices. Other than the items noted in Section 5 above, all other communications and notices to be given by either party to the other under the License Agreement or this Amendment shall be in writing and shall be deemed given three (3) business days following deposit in U.S. First Class Registered or Certified Mail, Return Receipt Requested, or the next business day following delivery to a national overnight express commercial courier, or upon receipt when sent by facsimile (if thereafter confirmed by mail or overnight express delivery), and addressed or otherwise directed to the appropriate party as follows, unless or until a party provides notice of a change pursuant to this provision:

        If to North Track:    North Track Funds
                              250 East Wisconsin Avenue
                              Milwaukee, Wisconsin 53202
                              Attention: David Stoeffel, President and
                                         Chief Executive Officer
                              Facsimile: (414) 978-6404

        If to PSE:            Pacific Exchange, Inc.
                              115 Sansome St.,
                              San Francisco, California 94104
                              Attention: Jon Werts
                              Facsimile: (415) 393-4018

        With a copy to        Kathryn Beck
                              General Counsel
                              Pacific Exchange, Inc.
                              115 Sansome Street
                              San Francisco, California 94104
                              Facsimile: (415) 393-4018


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

     7. Effect on License Agreement. Except as explicitly provided in the foregoing, this Amendment does not amend or otherwise affect the terms and conditions of the License Agreement, all of which shall remain in full force and effect in accordance with, and subject to, the terms thereof.

                                      * * *

                  IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its duly authorized officer on the date and year written above.

                                            NORTH TRACK FUNDS


                                            By:
                                                 ------------------------------
                                                 David Stoeffel, President and
                                                 Chief Executive Officer

                                            PACIFIC EXCHANGE, INC.


                                            By:
                                                 ------------------------------

                                            Name:
                                                 ------------------------------

                                            Its:
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